Exhibit 10.1

SECOND LEASE EXPANSION ADDENDUM

THIS SECOND LEASE EXPANSION ADDENDUM (this “Addendum”) is dated as of October 21, 2011 (the “Effective Date”), and is by and between EMBASSY BANK FOR THE LEHIGH VALLEY (“Embassy”) and RED BIRD ASSOCIATES, LLC (“Red Bird”).

WHEREAS, by Lease Agreement dated June 11, 2001, Embassy leased from Gateway Associates, LLC, approximately 7,827 square feet of office space on the first floor of the office building commonly known as 100 Gateway Drive, Hanover Township, Northampton County, PA; and

WHEREAS, said Lease Agreement was amended by a First Amendment dated August 6, 2001; and

WHEREAS, the said building was acquired from Gateway Associates, LLC by Red Bird on January 10, 2003, together with an assignment to Red Bird of all leases affecting the premises; and

WHEREAS, the said Lease Agreement was amended by a Lease Addendum dated January 1, 2005 (the “First Lease Expansion Addendum”); and

WHEREAS, the parties desire to amend the Lease Agreement in order to provide for the lease by Embassy of an additional 4,303 square feet of space on the second floor of the premises.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.      Lease.  Red Bird hereby leases to Embassy and Embassy hereby leases from Red Bird approximately 4,303 square feet of office space on the second floor of the premises known as 100 Gateway Drive, Hanover Township, Northampton County, Pennsylvania.  The additional space to be occupied by Embassy is shown and more fully described on Exhibit “A”, attached hereto.

2.      Term.  This Addendum and the lease of additional space shall be effective as of January 1, 2012 (the “Commencement Date”), and shall continue for the remaining term of the underlying Lease Agreement, including all renewal options.

3.      Increased Rent. As a result of the additional space added to the existing lease, Embassy’s annual base rent shall be increased by $73,151.00 (4,303 additional square feet at $17.00 per square foot per year), or $6,095.92 per month.

4.      Rent Escalator.  On each anniversary of the Commencement Date, the annual base rent for the additional space provided for herein shall increase by three (3%) percent per year, to be calculated in the same manner as set forth in Exhibit “C” of the Lease Agreement.

5.      Leasehold Improvement Allowance.  Red Bird hereby grants to Embassy a tenant improvement allowance of $88,175.00 (3,527 square feet of interior rentable or “usable” space at $25.00 per square foot), which amount may be used by Embassy as an offset against the rent due hereunder.

6.      Operating Expenses. As a result of Embassy’s lease of the additional space provided for herein, its share of the Operating Expenses (as defined in the Lease Agreement) shall be increased to 62% (an increase of 14.5% arising from this second expansion).

7.      Renewal.  The parties agree and acknowledge Embassy’s current lease term expires February 28, 2012, and it is the party’s intent to negotiate and renew Embassy’s lease as to all of its leased space.  Any renewal of such leased space shall include the additional leased space provided for in this second expansion.  Additionally, and notwithstanding the Rent Escalator language set forth above, it is the parties intent to consolidate the annual rent escalations so that upon a certain date, all of Embassy’s rent shall increase by the applicable percentage on an annual basis.

8.      Right of First Refusal

A.            In the event Red Bird receives a written offer for the lease of any portion of the 100 Gateway Drive building (other than renewals of currently existing leases), and there has been no default under the Lease Agreement, Embassy shall have a right of first refusal to lease such space at the rent and on the terms contained in such written offer.  Red Bird shall provide written notice of any such offer to Embassy, whereupon Embassy shall exercise its right of first refusal, if at all, within 30 days of receipt of such notice, by providing written notice to Red Bird of the same.  The parties shall thereafter promptly execute a lease amendment for such space, upon the terms and conditions set forth in the notice.  If Embassy does not exercise such right within 30 days, Red Bird shall be free to lease such space to such third party upon the terms and conditions contained in the written notice.

B.           In the event Red Bird receives a written offer to purchase the 100 Gateway Drive building and related land, improvements and associated condominium rights (i.e. Red Bird’s entire interest in the premises as acquired from Gateway Associates, LLC), and there has been no default under the Lease Agreement, Embassy shall have a right of first refusal to purchase such property on the terms contained in such written offer.   Red Bird shall provide written notice of any such offer to Embassy, whereupon Embassy shall exercise its right of first refusal, if at all, within 30 days of receipt of such notice, by providing written notice to Red Bird of the same.  The parties shall thereafter promptly execute an agreement of sale, upon the terms and conditions set forth in the notice.  If Embassy does not exercise such right within 30 days, Red Bird shall be free to sell the property to such third party upon the terms and conditions contained in the written notice.

9.      Incorporation by Reference.  Except as provided herein, all terms and provisions of the Lease Agreement (as amended) are incorporated herein by reference, and are hereby ratified and confirmed as if the additional space leased hereunder was included as part of the terms of the original Lease Agreement.

10.    Entire Agreement.  This Addendum, together with the underlying Lease Agreement (as amended), contains the entire agreement between the parties concerning the subject matter hereof.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Addendum as of the day and year first above written.

ATTEST:	EMBASSY BANK FOR THE LEHIGH VALLEY

/s/ Judith A. Hunsicker	By:	/s/ Lynne, M. Neel
Judith A. Hunsicker		Lynne, M. Neel, SVP

RED BIRD ASSOCIATES, LLC

	By:	/s/ Bernard M. Lesavoy
Bernard M. Lesavoy